Exhibit 10.2

RESIGNATION AND CONSULTING AGREEMENT

HCP, Inc., and its affiliates and subsidiaries (hereinafter collectively “Company”) and George P. Doyle (“Doyle”) hereby agree to end their employment relationship on the following basis:

1.             Doyle hereby voluntarily resigns from his position as Senior Vice President – Chief Accounting Officer and all other employment relationships with the Company effective June 30, 2009.  Doyle will be paid his normal salary and any earned but unused vacation and personal days through that date, and all outstanding expense reports.

2.             Prior to completing his last day of work on June 30, 2009, Doyle will cooperate fully in a professional manner to complete his normal duties and responsibilities and to accomplish a smooth and amicable transition of such duties and responsibilities to the persons designated by the Company to assume them.  In addition, Doyle will return to the Company by June 30, 2009, all files, records, credit cards, keys, equipment, and all other Company property or documents.

3.             Doyle represents that he is signing this Agreement voluntarily and with a full understanding of and agreement with all of its terms, for the purpose of receiving the additional pay and benefits from the Company set forth below.

4.             In reliance on Doyle’s agreement with the terms, representations, and general releases in this Agreement, the Company will provide Doyle with the following additional pay and benefits:

a.             On June 30, 2009, the Company will pay Doyle a lump sum of $175,000, less legally required deductions.

b.             The consultancy relationship set forth in paragraph 5 of this Agreement, for which Doyle will be paid a total of an additional $245,000 if he fulfills the obligations of this Agreement.

c.             The Company will reimburse Doyle his cost of his COBRA premiums for up to 18 months to enable him and his family to maintain his current insurance benefits (including medical, dental and vision) if he elects to exercise his COBRA rights, plus a gross-up to cover Doyle’s tax liability for such COBRA premium reimbursements.

d.             Doyle will continue to vest in shares of restricted stock and restricted stock units that are scheduled to vest on or before February 3, 2010, but will not vest in any stock options after June 30, 2009.

Doyle agrees that he is not entitled to receive, and will not claim, entitlement to any compensation not expressly provided for in this Agreement, including but not limited to any bonus, stock grant or option, or other incentive compensation.

5.             Doyle has agreed to continue to assist the Company in a consulting relationship during a seven month consulting period from July 1, 2009 to and including January 31, 2010 (“Consultancy Period”) on the following terms.  During such Consultancy Period,

a.             Doyle will be reasonably available to consult as needed on matters familiar to him as a result of his working with the Company, provided, however, that such consultancy is non-exclusive and will in no way interfere with other consulting or employment relationships with others as long as he makes himself reasonably available as needed by the Company.

b.             Doyle agrees that if he accepts any consulting or employment relationship with a direct competitor of the Company during the Consultancy Period, the Consultancy Period and all of the benefits and payments to him provided by this paragraph 5 will automatically end.

c.             The Company will pay Doyle a consulting fee of $35,000 per month, without offset or deduction of any kind, payable by the end of each month during such Consultancy Period.  Doyle will be fully responsible for all taxes owed on such payments and any payments, penalties and/or interest arising to Doyle or the Company as a result of any failure by Doyle to pay such taxes.

During the Consultancy Period, Doyle agrees that he is retained solely as an independent contractor to the Company.  Doyle agrees that he is not and will not claim or represent himself to be an employee or agent of the Company, has no authority to enter into any contracts or agreements on behalf of the Company or to otherwise bind the Company in any manner, and will not represent to any person or entity that he has any such authority.

6.             Other than the continued vesting of the currently scheduled restricted stock and restricted stock units referred to above in paragraph 4d, Doyle hereby waives any claims to earning, vesting, or receiving any additional dividends, restricted stock, restricted stock units, or stock options. Any vested but unexercised stock options will be governed by the existing agreements for such options.

7.             In exchange for the additional pay and benefits provided herein, Doyle also promises

a.             not to use or disclose any confidential information, trade secrets, or financial, personnel, proprietary information, or client information which Doyle learned while employed by the Company.

b.             not to disparage the Company or its management, services, or investments, which obligation shall not prohibit his giving truthful testimony in response to any legal order or governmental inquiry.

c.             not to encourage or assist any other person or entity to assert any legal claim against any Released Party in this Agreement, which obligation shall not prohibit his giving truthful testimony in response to any legal order or government inquiry.

d.             not to encourage HCP investors to withdraw their investments or invest elsewhere instead of HCP.

e.             not to solicit or encourage, directly or indirectly, any Company employees to leave employment with the Company for one year from the date he signs this Agreement.

If Doyle breaches any of the promises, representations, or releases in this Agreement, the Company may stop any payments or benefits otherwise owing under this Agreement and may seek additional relief or remedy as provided herein.

8.             Doyle does hereby, for Doyle and his heirs, successors and assigns, release, acquit and forever discharge the Company, and its officers, directors, managers, employees, representatives, lawyers, insurers, agents, trustees, related entities, affiliates, subsidiaries, and each of their respective divisions, groups, business units, associates, owners, stockholders, predecessors, successors, heirs, and assigns, employee welfare benefit plans and pension or deferred plans under Section 401 of the Internal Revenue Code of 1954, as amended, and their trustees, administrators and other fiduciaries or representatives, and all persons acting by, through, under, or in concert with them, or any of them (the “Released Parties”), of and from any and all waiveable claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, known or unknown, which Doyle or his heirs may have against such persons or entities based on any act or omission which occurred prior to the effective date of this Agreement, including but not limited to those related to, or arising from, Doyle’s employment with the Company or his resignation, provided, however, that nothing in this paragraph or paragraph 9 of this Agreement changes or waives Doyle’s rights to be defended and indemnified in accordance with the terms of his Indemnification Agreement with the Company dated February 14, 2008 or California law, and Doyle will be continued on the Company’s D&O liability insurance policy for the duration of the Indemnification Agreement or as required by California law.

The Company does hereby release, acquit and forever discharge Doyle and his heirs, successors, and assigns, of and from any and all waiveable claims, actions, charges, complaints, causes of action, rights, demands, debts, damages or accountings of whatever nature based on any act or omission which occurred prior to the effective date of this Agreement that is presently known to the Company’s Board of Directors or its Chief Executive Officer James F. Flaherty III, including but not limited to those related to, or arising from, Doyle’s employment with the Company or his resignation.

9.             It is further understood and agreed that as a condition of this Settlement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Doyle.  Such Section reads as follows:

“A General Release does not extend to claims which a creditor does not know or suspect to exist in his or her favor at the time of executing the Release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Doyle affirms that this waiver of Section 1542 is not a mere recital.  Doyle affirms that he is aware that the Company would not have entered into this Agreement but for Doyle’s agreement to a full waiver of all waiveable claims of any type and description, including unknown claims.

10.           This Agreement contains all of the terms, promises, representations, and understandings made between the parties and supersedes any previous representations, understandings, or agreements, except for (a) the Arbitration Agreement referred to in paragraph 12 of this Agreement, (b) any agreement by Doyle regarding confidentiality and/or protection of Company information, property, or trade secrets, and the HCP Insider Trading Policy signed by Doyle on August 28, 2008 and (c) Indemnity Agreement signed by Doyle on February 14, 2008 all of which agreements shall continue in full force and effect.  Furthermore, the terms of this Agreement cannot be modified or amended in any way except by a writing signed by Doyle and an executive officer of the Company.

11.           Doyle understands that he is waiving legal rights by signing this Agreement and has consulted with legal counsel and any other persons to the full extent he wanted to do so before signing this Agreement.

12.           The Company and Doyle have entered into an agreement signed by Doyle on December 23, 2004 to arbitrate disputes arising out of or relating to their employment relationship (the “Arbitration Agreement”).  Any disputes arising out of or relating to this Agreement, as well as any other matters that are subject to the Arbitration Agreement, shall be subject to determination through final and binding arbitration in accordance with the Arbitration Agreement.

This Agreement is effective on the date signed by Doyle.

HCP, Inc.		George P. Doyle

By:	/s/Edward J. Henning	By:	/s/George P. Doyle
	Edward J. Henning	Date Signed: June 1, 2009
Executive Vice President and
General Counsel